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                                                                    Exhibit 3.06

                          CERTIFICATE OF INCORPORATION

                                       OF

                          RAYTHEON SEMICONDUCTOR INC.


ARTICLE ONE: The name of the corporation is Raytheon Semiconductor, Inc.

ARTICLE TWO: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: The nature of the business or purposes to be conducted or promoted is the manufacture and sale of semiconductor devices and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR: The total number of shares of stock which the corporation shall have authority to issue is Two Thousand Five Hundred (2,500) and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Twenty Five Dollars and No Cents ($25.00).

ARTICLE FIVE: The board of directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of directors need not be by written ballot.

ARTICLE SIX: The name and mailing address of the sole incorporator is: R. Joseph D'Avignon, Raytheon Company, 141 Spring Street, Lexington, MA 02173.

ARTICLE SEVEN: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

ARTICLE EIGHT: The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware,

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of November, 1997.



                                        /s/ R. Joseph D'Avignon
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